ARHAUS REPORTS THIRD QUARTER 2024 RESULTS

BOSTON HEIGHTS, Ohio (November 7, 2024) — Arhaus, Inc. (“Arhaus” or the “Company”) (NASDAQ: ARHS), a rapidly growing lifestyle brand and omni-channel retailer of premium artisan-crafted home furnishings, today reported third quarter 2024 results for the period ended September 30, 2024. Highlights include:

Third Quarter 2024
•Net revenue of $319 million
•Comparable growth(1) of (9.2)%
•Net and comprehensive income of $10 million
•Adjusted EBITDA of $23 million

Year-to-Date 2024, through September 30
•Net revenue of $924 million
•Comparable growth of (8.6)%
•Net and comprehensive income of $47 million
•Adjusted EBITDA of $92 million

2024 Outlook (Updated)
•Net revenue of $1.23 billion to $1.25 billion
•Comparable growth of (12.0)% to (11.0)%
•Net and comprehensive income of $55 million to $60 million
•Adjusted EBITDA(5) of $115 million to $125 million

John Reed, Co-Founder and Chief Executive Officer, said, “Our third-quarter results demonstrate our team’s commitment to operational excellence in a challenging environment. We remain focused on our long-term growth strategy grounded in our premium, livable luxury offerings and exceptional client experience. With ten new showrooms opened already this year and an eleventh opening tomorrow in Corte Madera, California, we remain committed to expanding our presence in key markets.

“While demand trends improved throughout the third quarter, we’re adjusting our full-year sales and earnings outlook to reflect a continued tempered consumer environment, which we believe is temporary given our innovative product offerings and compelling marketing campaigns. Despite near term headwinds, our strong, debt-free balance sheet enables us to continue prudent investment in strategic priorities.

“Our long-term success is driven by our teams’ dedication to delivering the best products and an inspiring showroom experience. I want to thank each of them for their ongoing commitment, which highlights the resilience of our growth strategy and our commitment to creating value for our shareholders.”

Results and Highlights
Net revenue in the third quarter was $319 million, compared to $326 million in the third quarter of 2023. The decrease was primarily related to the non-recurrence of prior year abnormal backlog deliveries and lower total demand.

Comparable growth(1) was (9.2)% and demand comparable growth(2) was (11.3)% in the third quarter of 2024.

Gross margin was $123 million, compared to $131 million in the third quarter of 2023, driven primarily by lower net revenue and higher Showroom costs as we continue to expand our footprint.

Selling, general and administrative expenses were $112 million, compared to $107 million in the third quarter of 2023, primarily driven by legal costs, marketing investments, and strategic investments to support and drive the growth of the business, including supply chain and technology improvements. This was partially offset by the non-recurrence of last year’s donation to The Nature Conservancy.

Net and comprehensive income was $10 million compared to $20 million in the third quarter of 2023.

Adjusted EBITDA was $23 million compared to $34 million in the third quarter of 2023. Adjusted EBITDA as a percent of net revenue was 7.2% in the third quarter of 2024, compared to 10.3% in the third quarter of 2023.

Balance Sheet and Liquidity
As of September 30, 2024, the Company reported the following:
Cash and cash equivalents totaled $178 million, and the Company had no long-term debt at September 30, 2024. Net merchandise inventory increased $41 million to $295 million, compared to $254 million as of December 31, 2023. Client deposits increased $50 million to $224 million, compared to $174 million as of December 31, 2023.

For the nine months ended September 30, 2024, net cash provided by operating activities was $115 million, compared to $148 million for the nine months ended September 30, 2023.

For the nine months ended September 30, 2024, net cash used in investing activities was approximately $89 million. Company-funded capital expenditures(3) were approximately $62 million, and landlord contributions were approximately $27 million. For the nine months ended September 30, 2023, net cash used in investing activities was approximately $59 million. Company-funded capital expenditures were approximately $47 million, and landlord contributions were approximately $12 million.
For the nine months ended September 30, 2024, net cash used in financing activities was $72 million primarily due to the payment of the special dividend on our Class A and Class B common stock. For the nine months ended September 30, 2023, net cash used in financing activities was $2 million primarily due to the repurchase of shares for payment of withholding taxes for equity based compensation.

The Company ended the third quarter with 101 total Showrooms across 29 states.

2024 Outlook
The table below presents our updated expectations for selected full year 2024 financial operating results and sets out our expectations for selected fourth quarter 2024 operating results.

Full Year	Current Guidance	Previous Guidance	Q4 Guidance
Net revenue	$1.23 billion to $1.25 billion	$1.25 billion to $1.29 billion	$306 million to $326 million
Comparable growth(1)	(12)% to (11)%	(11)% to (8)%	(22)% to (16)%
Net income (4)	$55 million to $60 million	$55 million to $75 million	$8 million to $13 million
Adjusted EBITDA(5)	$115 million to $125 million	$125 million to $145 million	$23 million to $33 million
Other estimates:
Company-funded capital expenditures(3)	~$80 million	$80 million to $100 million
Depreciation & amortization	~$40 million	$40 million to $45 million
Fully diluted shares	Unchanged	~ $141 million
Effective tax rate	Unchanged	~ 26%

(1) Comparable growth is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(2) Demand comparable growth is a key performance indicator and is defined as the year-over-year percentage change of demand from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(3) Company-funded capital expenditures is defined as total net cash used in investing activities less landlord contributions.
(4) U.S. GAAP net income (loss).
(5) We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. These items include, but are not limited to, future share-based compensation expense, income taxes, interest income, and transaction costs. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call
You are invited to listen to Arhaus’ conference call to discuss the third quarter 2024 financial results scheduled for today, November 7, 2024, at 8:30 a.m. Eastern Time. The call will be available over the Internet on our website (http://ir.arhaus.com) or by dialing (877) 407-3982 within the U.S., or 1 (201) 493-6780, outside the U.S. The conference ID is: 13741050.

A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed online at http://ir.arhaus.com for approximately twelve months.

About Arhaus
Founded in 1986, Arhaus is a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings. Through a differentiated proprietary model that directly designs and sources products from leading manufacturers and artisans around the world, Arhaus offers an exclusive assortment of heirloom quality products that are sustainably sourced, lovingly made, and built to last. With more than 100 showrooms and design center locations across the United States, a team of interior designers providing complimentary in-home design services, and robust online and eCommerce capabilities, Arhaus is known for innovative design, responsible sourcing, and client-first service. For more information, please visit www.arhaus.com.

Investor Contact:
Tara Louise Atwood
Vice President, Investor Relations
(440) 439-7700
invest@arhaus.com

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, this press release and related tables include adjusted EBITDA and adjusted EBITDA as a percentage of net revenue which present operating results on an adjusted basis.

We use non-GAAP measures to help assess the performance of our business, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with U.S. GAAP, we believe that providing these non-GAAP financial measures is useful to our investors as they present an informative supplemental view of our results from period to period by removing the effect of non-recurring items. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. These non-U.S. GAAP measures are not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. These measures should only be read together with the corresponding U.S. GAAP measures. Please refer to the reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure prepared in accordance with U.S. GAAP, below.

Forward-Looking Statements
Certain statements contained herein, including statements under the headings “2024 Outlook (Updated)” and “2024 Outlook”, are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws.

Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond our control that could cause our actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to manage and maintain the growth rate of our business; our ability to obtain quality merchandise in sufficient quantities; disruption in our receiving and distribution system, including delays in the integration of our distribution centers and the possibility that we may not realize the anticipated benefits of multiple distribution centers; the possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures; loss, corruption and misappropriation of data and information relating to clients and employees; changes in and compliance with applicable data privacy rules and regulations; risks as a result of constraints in our supply chain; a failure of our vendors to meet our quality standards; declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue; our ability to anticipate changes in consumer preferences; risks related to maintaining and increasing showroom traffic and sales; our ability to compete in our market; our ability to adequately protect our intellectual property; compliance with applicable governmental regulations; effectively managing our eCommerce business and digital marketing efforts; our reliance on third-party transportation carriers and risks associated with increased freight and transportation costs; and compliance with SEC rules and regulations as a public reporting company. These factors should not be construed as exhaustive. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Arhaus, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$177,722	$223,098
Restricted cash	3,216	3,207
Accounts receivable, net	1,196	2,394
Merchandise inventory, net	294,596	254,292
Prepaid and other current assets	32,530	26,304
Total current assets	509,260	509,295
Operating right-of-use assets	348,612	302,157
Financing right-of-use assets	37,129	38,835
Property, furniture and equipment, net	285,292	220,248
Deferred tax assets	15,358	19,127
Goodwill	10,961	10,961
Other noncurrent assets	2,699	4,525
Total assets	$1,209,311	$1,105,148

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$73,559	$63,699
Accrued taxes	5,998	9,638
Accrued wages	11,753	15,185
Accrued other expenses	47,567	46,062
Client deposits	224,138	173,808
Current portion of operating lease liabilities	51,669	33,051
Current portion of financing lease liabilities	991	904
Total current liabilities	415,675	342,347
Operating lease liabilities, long-term	415,410	362,598
Financing lease liabilities, long-term	53,453	53,870
Deferred rent and lease incentives	—	1,952
Other long-term liabilities	4,128	4,143
Total liabilities	$888,666	$764,910

Commitments and contingencies

Stockholders’ equity
Class A shares, par value $0.001 per share (600,000,000 shares authorized, 53,636,032 shares issued and 53,412,809 outstanding as of September 30, 2024; 53,254,088 shares issued and 53,169,711 outstanding as of December 31, 2023)	53	52
Class B shares, par value $0.001 per share (100,000,000 shares authorized, 87,115,600 shares issued and outstanding as of September 30, 2024; 87,115,600 shares issued and outstanding as of December 31, 2023)	87	87
Retained earnings	121,600	145,292
Additional paid-in capital	198,905	194,807
Total stockholders’ equity	320,645	340,238
Total liabilities and stockholders’ equity	$1,209,311	$1,105,148

Arhaus, Inc. and Subsidiaries Condensed Consolidated Statements of Comprehensive Income (Unaudited, amounts in thousands, except share and per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net revenue	$924,096	$943,696	$319,133	$326,229
Cost of goods sold	561,598	544,481	196,061	195,372
Gross margin	362,498	399,215	123,072	130,857
Selling, general and administrative expenses	304,085	275,890	112,401	106,977
Income from operations	$58,413	$123,325	$10,671	$23,880
Interest income, net	(2,582)	(1,731)	(544)	(1,080)
Other income	(447)	(738)	(250)	(78)
Income before taxes	61,442	125,794	11,465	25,038
Income tax expense	14,186	31,771	1,542	5,297
Net and comprehensive income	$47,256	$94,023	$9,923	$19,741

Net and comprehensive income per share, basic
Weighted-average number of common shares outstanding, basic	139,990,522	139,365,870	140,166,990	139,628,776
Net and comprehensive income per share, basic	$0.34	$0.67	$0.07	$0.14
Net and comprehensive income per share, diluted
Weighted-average number of common shares outstanding, diluted	140,732,337	140,021,670	140,722,915	140,140,899
Net and comprehensive income per share, diluted	$0.34	$0.67	$0.07	$0.14

Arhaus, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited, amounts in thousands)

	Nine months ended
	September 30,
	2024	2023
Cash flows from operating activities
Net income	$47,256	$94,023
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	27,895	21,439
Amortization of operating lease right-of-use asset	27,432	24,733
Amortization of deferred financing fees, interest on finance lease in excess of principal paid and interest on operating leases	19,859	16,037
Equity based compensation	5,352	5,752
Deferred tax assets	3,769	256
Amortization of cloud computing arrangements	1,206	386
Amortization and write-off of lease incentives	(80)	(241)
Insurance proceeds	—	60
Changes in operating assets and liabilities
Accounts receivable	1,198	(228)
Merchandise inventory	(40,304)	17,399
Prepaid and other assets	(6,527)	(4,363)
Other noncurrent liabilities	224	273
Accounts payable	8,983	(10,141)
Accrued expenses	(8,096)	3,502
Operating lease liabilities	(23,071)	(30,836)
Client deposits	50,330	9,819
Net cash provided by operating activities	115,426	147,870
Cash flows from investing activities
Purchases of property, furniture and equipment	(88,686)	(58,808)
Insurance proceeds	—	333
Net cash used in investing activities	(88,686)	(58,475)
Cash flows from financing activities
Principal payments under finance leases	(686)	(503)
Repurchase of shares for payment of withholding taxes for equity based compensation	(1,277)	(1,024)
Cash dividend payments	(70,144)	—
Net cash used in financing activities	(72,107)	(1,527)
Net (decrease) increase in cash, cash equivalents and restricted cash	(45,367)	87,868
Cash, cash equivalents and restricted cash
Beginning of period	226,305	152,527
End of period	$180,938	$240,395

Supplemental disclosure of cash flow information
Interest paid in cash	$3,402	$3,962
Interest received in cash	7,068	5,395
Income taxes paid in cash	16,001	28,856
Noncash investing activities:
Purchase of property, furniture and equipment in current liabilities	12,650	13,210
Noncash financing activities:
Capital contributions	24	42

Arhaus, Inc. and Subsidiaries Reconciliation of Net Income to Adjusted EBITDA (Unaudited, amounts in thousands)

	Nine months ended		Three months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net and comprehensive income	$47,256	$94,023	$9,923	$19,741
Interest income, net	(2,582)	(1,731)	(544)	(1,080)
Income tax expense	14,186	31,771	1,542	5,297
Depreciation and amortization	27,895	21,439	10,186	7,299
EBITDA	86,755	145,502	21,107	31,257
Equity based compensation	5,352	5,752	2,001	1,848
Other expenses (1)	—	992	—	555
Adjusted EBITDA	$92,107	$152,246	$23,108	$33,660

Net revenue	$924,096	$943,696	$319,133	$326,229
Net and comprehensive income as a % of net revenue	5.1%	10.0%	3.1%	6.1%
Adjusted EBITDA as a % of net revenue	10.0%	16.1%	7.2%	10.3%

(1) Other expenses represent costs and investments not indicative of ongoing business performance, such as public offering costs, severance and recruiting costs. For the nine and three months ended September 30, 2023, these expenses consisted largely of $0.7 million and $0.6 million of public offering costs, respectively.